Exhibit 99.1

FOR IMMEDIATE RELEASE
November 9, 2016

Contact:
Christopher Bastardi
212-729-2495
chris.bastardi@edelman.com

Lightstone Expands National Portfolio with Strategic Acquisition of Two Hotels in Austin, Texas

Purchases of Austin’s Fairfield Inn & Suites and Staybridge Suites for $22 million

New York, NY – Lightstone, a national real estate investor/developer, announced today the acquisition of two hotel properties in Austin NW, Texas’ tech corridor – the Fairfield Inn & Suites Austin NW Research Blvd. and the Staybridge Suites Austin. Totaling $22 million, the investment by Lightstone’s Value Plus REIT III (LVPR III) is intended to position the company to capitalize on demand in Austin, which was named America’s “fastest-growing city” in 2016 by Forbes Magazine.

Located close to downtown Austin, the properties are in close proximity to a number of key demand drivers nearby the tech corridor, including the Austin Convention Center, the University of Texas at Austin and its 100,000+-capacity Darrell K Royal-Texas Memorial Stadium, the LBJ Presidential Library, and the Austin-Bergstrom International Airport.

Business-related travel in the tech corridor is expected to continue rising with the anticipated late 2016 completion of what is expected to become Apple’s second-largest office campus, with seven buildings housing 7,000 employees. In addition to Apple, IBM, eBay, PayPal and Texas Instruments are among the tech companies with offices located near Lightstone’s newly acquired properties. A highly educated workforce, favorable tax incentives and attractive lifestyle have contributed to growing the area’s corporate footprint.

“We believe that we’ve uncovered significant potential in the Fairfield Inn & Suites Austin and the Staybridge Suites Austin,” said Lightstone President Mitchell Hochberg. “We’re excited to become a part of the Austin market as we continue to grow as a national real estate and hospitality leader.”

Opened in June 2014, the Fairfield Inn & Suites Austin features 84 guestrooms and suites with a living room-style lobby and additional social spaces. Lightstone intends to initiate an aggressive sales and marketing campaign to help the asset gain market awareness and attract local corporate clients and travel departments.

The Staybridge Suites Austin, opened in April 2009, features 80 suites and amenities including high-speed Internet, fully-equipped kitchens, a full service business center, and an outdoor pool. The property also boasts an event space large enough to accommodate 40 people. Lightstone plans to improve revenue management discipline and modernize the interior appearance to better compete with newer hotels that are currently commanding higher average daily rates.

About LVPR III

LVPR III is a public, non-traded REIT sponsored by Lightstone and formed to invest primarily in hotels, as well as in other types of properties and real estate related assets.

About Lightstone

Lightstone, founded by David Lichtenstein, is one of the most highly-regarded and diversified private real estate companies in the United States. Operating in all sectors of the real estate market, Lightstone’s $2 billion portfolio (in 26 states) currently includes over 6 million square feet of office, retail and industrial commercial properties, 11,000 residential units and 3,800 hotel keys. It also owns over 12,000 land lots across the country. Headquartered in New York City, Lightstone continues to grow its local presence with $2.5 billion worth of projects currently under development in the residential and hospitality sectors.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "believe," “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof. These statements are based on LVPR III’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on any forward looking statements. This is neither an offer to sell nor a solicitation of an offer to buy securities.

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